EXHIBIT 2.1
                                                                  EXECUTION COPY


                            SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT made and entered into as of June 30, 2016 (this "Agreement"), is by and among EMPIRE GLOBAL CORP., a corporation organized under the laws of the State of Delaware (the "Purchaser"), ODISSEA BETRIEBSINFORMATIK BERATUNG GMBH, a company organized under the laws of Austria (the "Company") and the PERSONS listed on Schedule 1 hereto (the "Seller"). The Purchaser and the Seller are sometimes referred to in this Agreement together as the "Parties" or individually as a "Party".


                                    RECITALS

A. Whereas, the Seller is the registered and beneficial owners of all (or 100%) of the issued and outstanding shares of capital stock of the Company.

B. Whereas, the Company has developed and is the lawful owner of the intellectual property, technology and operator of a Betting Operating Platform (the "BOP") and the Purchaser wishes to avail itself of the benefits that can be derived from the ownership of such BOP.

C. Whereas, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the foregoing shares of capital stock of the Company (the "Odissea Shares"), subject to the terms and conditions contemplated by this Agreement.

D. Whereas, the respective governing boards of the Parties have determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have approved such transactions, and

E. Whereas, as a condition to the willingness of the Company and Seller to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Purchaser shall appoint each of the Persons listed on
    Schedule 1 hereto as members of "Board of directors" and directors of the Purchaser with such office or as a director, in each case listed on
    Schedule 1.


                                   AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                I. DEFINITIONS

    "Actions" means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority;

    "Affiliate" means with respect to any Person, a Person that directly or

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indirectly controls, is controlled by, or is under common control with, any such
Person. The term "control" (including the terms "controlled by" or "under common control with") means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise;

    "ADM" means the Agenzie delle Dogane e dei Monopoli of the Republic of Italy;

    "Agreement" means this share purchase agreement, including all schedules, and all amendments or restatements, as permitted, and references to "Article" or "Section" mean the specified Article or Section of this Agreement;

    "Agreement Effective Date" has the meaning set forth in Section 3.1; "BOP" means Betting Operating Platform and associated technology and intellectual rights;

    "Claims Notice" has the meaning set forth in Section 6.2;

    "Closing" has the meaning set forth in Section 3.2;

    "Closing Date" has the meaning set forth in Section 3.2;

    "Company" means Odissea Betriebsinformatik Beratung Gmbh, a company organized and continued under the laws of Austria and assigned registration number FN398599 a in the Register of Companies of Austria;

    "Consent" means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for in this Agreement;

    "Encumbrances" means pledges, liens, charges, security interests, leases, mortgages, options, adverse claims or encumbrances of any kind or character whatsoever;

    "Exchange Shares" means the shares of common stock, par value $0.001 per share, of Empire Global Corp.;

    "Expiration Date" has the meaning set forth in Section 6.3(a);

    "Financial Statements" means the audited financial statements of the Company prepared in accordance with the international financial accounting standards for the fiscal years ended December 31, 2014 and December 31, 2015 and completed Interim periods prior to the Closing Date;

    "General Enforceability Exceptions" has the meaning set forth in
Section 4.1;

    "Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator;

    "Hold Period" means the one year period from the Closing Date;

    "ICC" has the meaning set forth in Section 8.13;

    "IFRS" means the international financial reporting standards in effect and

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applicable to the preparation of financial statements;

    "Indemnified Party" has the meaning set forth in Section 6.2;

    "Indemnifying Party" has the meaning set forth in Section 6.2;

    "Intellectual Property" means intellectual property rights, whether registered or not, owned, used or held by the Company, including technology, domain names, copyrights, trade-marks, trade-names, business names and other indicia of origin, including those listed on Schedule 3;

    "Interested Person" means any person or former officer, director, shareholder or employee of a corporation or any person with which a corporation does not deal at arm's length;

    "Knowledge of the Seller" means the knowledge obtained or obtainable after due inquiry by any officer or director of the Seller;

    "Law" means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority;

    "Liability Claim" has the meaning set forth in Section 6.2;

    "Liens" has the meaning set forth in Section 2.1;

    "Loss" or "Losses" means all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys' fees) and disbursements and, with respect to any Liability Claim asserted by the Purchaser, diminution in value of the Company;

    "Order" means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority;

    "Party" and "Parties" have the meaning set forth in the Preamble;

    "Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

    "Purchase Price" has the meaning of the purchase price to be paid by the Purchaser as set forth in Section 2.2;

    "Purchaser" means Empire Global Corp., a corporation organised under the laws of the State of Delaware;

    "Released Parties" has the meaning set forth in Section 8.1;

    "Restricted Business" means any firm, partnership, joint venture, corporation and/or any other entity and/or person, and/or any licensee of such entity, that develops, markets, manufactures, distributes, and/or sells any of the products and services provided by the Purchaser.

    "Seller" means the Persons listed in Schedule 1;

    "SEC" means the United States Securities and Exchange Commission;

    "Odissea Shares" means the shares of Odissea Betriebsinformatik Beratung
Gmbh.
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                             II. PURCHASE AND SALE

2.1 Purchase and Sale of the Odissea Shares. On the Closing Date, the Purchaser shall purchase (or cause to be purchased) from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Odissea Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, Encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, "Liens"). In order to consummate the foregoing purchase and sale, (a) the Purchaser and Seller (or their respective counsel) will confirm that all requirements for Closing have been satisfied; and (b) subject to such confirmation and immediately thereafter (i) the Purchaser will cause the Purchase Price to be paid as set forth in Section 2.2 below and provide the Seller with confirmation that such payment has been made, and (ii) the Seller will give an irrevocable and unconditional order to the Seller's legal counsel to transfer the Odissea Shares to the Purchaser's legal counsel and provide the Purchaser with confirmation that such notice has been given. The Purchaser will also give an irrevocable and unconditional order to the Purchaser's legal counsel to accept the Odissea Shares.

2.2 Purchase Price. In full consideration for the transfer of the Odissea Shares on a debt free basis, on the Closing Date, the Purchaser shall pay (or cause to be paid) to the Seller the sum of THREE MILLION, NINE HUNDRED FIFTY THOUSAND EURO (EUR 3,950,000.00) (the "Purchase Price").

    The Purchase Price shall be paid by delivery of a certified cheque or bank draft or by a wire transfer of immediately available funds, except that on the Closing Date the Purchaser may satisfy the payment in full by the issuance of an amount of shares of common stock of the Purchaser at a fixed price of US $1.00 per share issued to the Seller in proportions as designated by the Seller in writing equal to the Purchase Price in full (the "Exchange Shares").

2.3 Repurchase Option. Upon completion of certification of the BOP by the ADM, the Seller may exercise the option resell to the Purchaser and the Purchaser shall repurchase from the Seller an amount of Exchange Shares equal to TWO MILLION FIVE HUNDRED THOUSAND (EUR 2,500,000.00) at a fixed price of US $1.00 per share (the "Repurchase Option"). The Repurchase Option shall expire 12 months after the Closing Date.


                   III. CLOSING DELIVERIES AND OTHER ACTIONS

3.1 Conditions to Closing. This Agreement shall become effective and binding upon each of the Parties on the date and time (the "Agreement Effective Date") immediately following the execution and delivery of this fully-executed Agreement by each Party, it being understood that the execution and delivery of the signature pages by each Party hereto shall represent an irrevocable acknowledgement by such Party that each such condition shall have been met. Upon and after the Agreement Effective Date, the terms and conditions herein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 7 hereof.

3.2 Time and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place concurrently with the payment of the Purchase Price at the offices of Odissea Betriebsinformatik Beratung Gmbh, Salurnerstrasse 12 - 6020, Innsbruck, Austria, or at such other time or place as the Parties may agree in writing. Notwithstanding the foregoing, the Parties may agree to conduct the Closing remotely via

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    electronic exchange of documents, signatures and consideration. For all purposes, the Closing shall be deemed to take place at 00:01 a.m. (Austrian time) on July 1, 2016 (the "Closing Date").

3.3 Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following items:

    (a) evidence satisfactory to the Purchaser that the irrevocable and unconditional order to transfer the Odissea Shares have been accepted by its legal counsel as contemplated by Section 2.1;

    (b) a waiver, in form and substance acceptable to the Purchaser, of the Seller's pre-emptive rights, if any, in the Company's Articles of Association;

    (c) the audited financial statements of the Company prepared in accordance with IFRS for the fiscal years ended December 31, 2014 and December 31, 2015 and completed Interim periods prior to the Closing Date; and

    (d) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.

3.4 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following items:

    (a) the Purchase Price, payable in accordance with Section 2.2; and

    (b) such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated hereby.


            IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

This Agreement has been duly authorized, executed and delivered by the Seller and, upon due authorization, execution and delivery by each Person, will constitute the valid and legally binding agreement of the Seller enforceable in accordance with its terms against the Seller, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

The Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

4.1 Authority, Validity and Effect. The Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. Such Seller has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Seller pursuant to all necessary authorization and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to, or principles of equity affecting creditors' rights, the relief of debtors and remedies generally (the "General Enforceability Exceptions"). No further action on the part of the Seller is or will be required in connection with the authorization of the transactions contemplated by this Agreement.

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4.2 Title to Shares.  The Seller (a) is the record and beneficial owner of the
    Odissea Shares, (b) has full power, right and authority, and any approval required by applicable Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Odissea Shares to the Purchaser, and
    (c) has good and valid title to the Odissea Shares, free and clear of all Liens.

4.3 No Conflict. Neither the execution of this Agreement, nor the performance by the Seller of its obligations hereunder will (a) violate or conflict with the Articles of Association (or equivalent document) or the Bylaws (or equivalent document) of the Seller, the Company, or Operating Agreement or any applicable Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or other contract to which the Seller or the Company is a party or by which any of their respective assets or properties are bound, or (c) result in the creation or imposition of any Lien (except as created by the Purchaser or any of its Affiliates) with respect to, or otherwise have an adverse effect upon, the Odissea Shares or any of the assets or properties of the Seller or the Company.

4.4 Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Intellectual Property.

    (a) Schedule 3 sets out a true, correct and complete list of:
        (i)  all of the Intellectual Property owned or used by the Company; and
        (ii) all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to Intellectual Property.
    (b) the Company is the exclusive owner of the Intellectual Property free and clear of all Encumbrances;
    (c) There is no claim existing or, to the Knowledge of the Seller, threatened, alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the Intellectual Property. In the past five (5) years, the Company has not received written notice of any alleged infringement or misappropriation from any Person with respect to the Intellectual Property. During such period, to the Seller's knowledge, the Company has not infringed and is not currently infringing on the intellectual property rights of any other Person; and

    (d) The Intellectual Property is sufficient to conduct the business as presently conducted, all software licenses to which the Company is a party are in good standing, binding and enforceable in accordance with their respective terms, and no material default exists on the part of the Company thereunder.

4.6 Conduct of Business. The Seller have maintained the business of the Company in good standing and have preserved the relationships with all principal suppliers and customers in the normal course of business.

4.7 Absence of Changes and Unusual Transactions.  Since December 31, 2015:

    (a) there has not been any material adverse change in the financial condition or operations;
    (b) there has been no declaration or payment of any dividend, payment of management bonuses or any other such distribution by the Company that is out of the ordinary course of business;
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    (c) the Company has not transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected on the balance sheet forming part of the Company's Financial Statements or cancelled any material debts or entitlements except, in each case, in the ordinary course of business;
    (d) the Company has not created any Encumbrance affecting any of its assets or property; and
    (e) the Company has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.8 Non-Arm's Length Transactions.  Except as disclosed in Schedule 2 (if any):

    (a) no Seller or Interested Person of the Company is indebted to the Company, nor is the Company indebted to any Interested Person of the Company;
    (b) the Company is not a party to any contract with any Interested Person other than contracts of employment, and the Company shall have no unsatisfied obligations, past or future, to any current Interested Person of the Company except under any continuing contracts of employment;
    (c) no Interested Person owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of its business;
    (d) no Interested Person has any cause of action or other claim against the Company in connection with its business; and
    (e) since the December 31, 2014, no payment has been made to any Interested Person, other than in the ordinary course of business.

4.9 Investor Status. Each Seller is an accredited investor as such term is defined under Regulation D promulgated under the Securities Act; and, if there should be any material change in such status prior to the Closing, Sellers will immediately advise the Purchaser of such change in accredited investor status.

4.10 Litigation. The Seller has not received notice of any Order or Action and, to the Knowledge of the Seller, there is no Order or Action pending or threatened against the Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Seller from complying with the terms of this Agreement.

4.11 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.


             V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof, as follows:

5.1 Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA.

5.2 Power. The Purchaser has the power and authority to execute, deliver and perform fully its respective obligations under this Agreement.




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5.3 Validity and Enforceability.  The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, represents the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to General Enforceability Exceptions. No further action on the part of the Purchaser is or will be required in connection with the authorization of the transactions contemplated by this Agreement.

5.4 Offering Exempt from Registration, Purchasers Reliance.
    The Purchaser advises that:

    (a) the Exchange Shares have not been registered under the Securities Act or under the laws of any state on the basis that the issuance thereof is exempt from such registration;
    (b) as a result of such lack of registration, none of the Exchange Shares may be resold or otherwise transferred or disposed without registration pursuant to or an exemption therefrom is available under the Securities Act and such state securities laws. Notwithstanding the immediately preceding sentence, the Exchange Shares may not be sold in any event during the Hold Period;
    (c) the Purchasers' reliance on the availability of such exemption is, in part, based upon the accuracy and truthfulness of the Seller' representations contained in this Agreement; and
    (d) in furtherance of the provisions of this paragraph 5.4, all of the certificate(s) representing the Exchange Shares shall bear a restrictive legend substantially in the following form:

"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS"

5.5 No Guarantees. It has never been represented, guaranteed or warranted expressly or by implication, that:

    (a) any gain will be realized by the Seller from the Seller' investment in the Exchange Shares;
    (b) except for the Hold Period, there will be any approximate or exact length of time that the Seller will be required to remain as a holder of the Exchange Shares; or
    (c) the past performance or experience on the part of the Purchaser, its predecessors or of any other person, will in any way indicate any future results of the Purchaser.

5.6 No Conflict. Neither the execution of this Agreement, nor the performance by the Purchaser of its obligations hereunder will violate or conflict with the Purchaser's Certificate of Organization or any Law or Order.

5.7 Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.




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5.8 Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Seller will become obligated to pay a fee or commission.


                                  VI. REMEDIES

6.1 General Indemnification Obligation.

    (a) Seller's Indemnification Obligations. The Seller shall indemnify and hold harmless the Purchaser from and against any and all Losses incurred or suffered by the Purchaser based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement or
        (ii) any breach of any covenant or agreement of the Seller contained in this Agreement.

    (b) Purchaser's Indemnification Obligations. The Purchaser shall indemnify and hold harmless the Seller from and against any and all Losses incurred or suffered by the Seller based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement.

6.2 Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party has under Section 6.1 that may result in a Loss for which such Party is entitled to indemnification hereunder (a "Liability Claim"), such Party (the "Indemnified Party") shall give notice of such Liability Claim (a "Claims Notice") to the other Party (the "Indemnifying Party"). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 6.2 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

6.3 Survival; Limitations.

    (a) The representations and warranties of the Parties contained in this Agreement will survive for a period of 48 months following the Closing (the "Expiration Date"); provided that, any Claims pending on the Expiration Date for which notice has been given in accordance with
        Section 6.2 on or before the Expiration Date may continue to be asserted and indemnified against until finally resolved.

    (b) Notwithstanding anything to the contrary contained in this Article VI, the Seller will not have any liability pursuant to Section 6.1(a)(i) in excess of the Purchase Price.

6.4 Specific Performance. Each Party's obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or

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    Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

6.5 Adjustment to the Purchase Price. For U.S. Tax purposes, any indemnification payments made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

6.6 Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article VI are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided that, this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party's failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement. In no event shall any Party be entitled to a duplicative recovery with respect to any particular Loss.


                       VII. TERMINATION AND ABANDONMENT

7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the
    Closing:

    (a) By the mutual written consent of the parties;

    (b) By Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Seller set forth in this Agreement, or if any representation or warranty of the Company or Seller shall become untrue, in either case such that any of the conditions set forth in Section 3.3 hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten
        (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

    (c) By Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or, if any representation or warranty of Purchaser and the shareholders of Purchaser shall become untrue, in either case such that any of the conditions set forth in Section 3.4 hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

    (d) By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.




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7.2 Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by a party pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

                               VIII. MISCELLANEOUS

8.1 Seller's Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller on its own behalf, and on behalf of its Affiliates, hereby fully waives, releases, remises, acquits and discharges forever, irrevocably and unconditionally (a) the Company, and (b) all of its present and former management board members (collectively, the "Released Parties") from, against and with respect to any and all Actions or Losses, which the Seller or any of such Affiliates ever had or has as of the Closing Date against any of the Released Parties for or by any reason or matter whatsoever, except for trade payables incurred in the ordinary course of business.

8.2 Protective Agreements, Non-Competition. As a material inducement and consideration for Purchaser to enter into this Agreement, for a period of five (5) years following the Closing Date (the "Restricted Period"), each of the Sellers shall not, directly or indirectly, participate or engage, or assist (whether as owner, partner, member, officer, director, employee, consultant, advisor, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding capital stock of a publicly-held company) any other Person in engaging in any Restricted Business anywhere in the world in which the Purchaser is doing business or has specific, publically announced plans to do business as of the Closing Date ("Restricted Territory").

8.3 No Personal Liability. The Parties agree that the application of this Agreement is limited to its express terms and to the Parties hereto and, accordingly, neither Party, nor any of their Affiliates, may bring an Action (for indemnification or otherwise) against any individual in his or her personal capacity as a result of the use of his or her knowledge in confirming or qualifying any of the representations or warranties contained in this Agreement.

8.4 Press Release and Announcements. Concurrently with the entry into and the Closing of this Agreement, the Parties will collaboratively prepare and release a joint press release regarding this Agreement and the transactions contemplated hereby, and the Purchaser's may file a Form 8-K with the SEC regarding the same. Except for such joint press release and Form 8-K, neither Party will issue (or cause to be issued) any press release or other public announcement relating to the existence or subject matter of this Agreement or the transactions contemplated hereby, except as required by applicable Law or with the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

8.5 Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Seller shall execute and deliver or cause to be executed and delivered to the Purchaser or the Company, such instruments and other documents as the Purchaser may reasonably request in order to implement the transactions contemplated by this Agreement.

8.6 Expenses. Each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.7 No Assignment; No Third Party Beneficiaries. The rights and obligations of the Seller under this Agreement may not be assigned without the prior written consent of the Purchaser. The Purchaser may, without the consent of the Seller, assign its rights and obligations under this Agreement. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party hereto.

8.8 Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

8.9 Integration, Modification, Amendments and Waiver. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to such subject matter. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

8.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement has been drafted, negotiated and executed in the English language. If this Agreement is translated into another language, the English language text shall govern and prevail for all purposes.

8.11 Binding Agreement; Severability. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the Parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns. Each provision of this Agreement shall be considered separate and if, for any reason, any provision or provisions not essential to the effectuation of the basic purposes of this Agreement is or are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

8.12 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Seller:

            ODISSEA BETRIEBSINFORMATIK BERATUNG GMBH
            Salurnerstrasse 12 - 6020
            Innsbruck, Austria
            Attention: Luca Pasquini (Legal Representative)
            Email: l.pasquini@odissea.at

with a copy (which will not constitute notice) to:

            Luca Pasquini, ESQ
            Amraserstrasse 79 - 6020
            Innsbruck, Austria
            Telephone No.: +436641321597
            Email: l.pasquini@odissea.at


If to the Purchaser:

            EMPIRE GLOBAL CORP.
            Suite 701 - 130 Adelaide St. W.
            Toronto, Ontario, M5H 2K4
            Attn: Michele Ciavarella, Chief Executive Officer
            Fax No.: (905) 738-0807
            Email: ceo.emgl@emglcorp.com

with a copy (which will not constitute notice) to:

            Beard Winter, LLP
            Suite 701 - 130 Adelaide St. W.
            Toronto, Ontario, M5H 2K4
            Attention: Julian L. Doyle, LLB, General Counsel
            Fax No.: (416) 593-5555
            Email: jdoyle@beardwinter.com

8.13 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, USA, without regard to principles of conflicts of law; provided that, the actual transfer of the Odissea Shares in accordance with Section 2.1 will be governed by Austrian law.

8.14 Consent to Arbitration. Unless otherwise required by applicable Law or otherwise necessary to prevent irreparable harm (including obtaining injunctive relief), any controversy, claim or dispute arising out of or relating to this Agreement shall be finally and conclusively settled by arbitration conducted by a panel of three arbitrators, each engaged in the practice of business law, to be held in Toronto, Canada, in accordance with the then current Rules of Arbitration of the International Chamber of Commerce (the "ICC"); provided that, no Party shall initiate any arbitration until the Chief Executive Officers (or equivalent) of each Party have met and discussed resolution of such dispute. Subject to the foregoing, a Party seeking to arbitrate a controversy, claim or dispute shall send a written notice to the other Party(ies) hereto and the International Court of Arbitration of the ICC. The Purchaser, on the one hand, and the Seller, on the other hand, shall each select one arbitrator within 20 days of the date of such written notice, and the two arbitrators so chosen shall jointly select a third arbitrator within 15 days of the date the last of such arbitrators is appointed. The International Court of Arbitration of the ICC shall administer the arbitration and act as an appointing authority if any of the arbitrators fails to be selected in accordance with the foregoing. In the event of any conflict between the Rules of Arbitration of the ICC and this Section 8.13 this Section 8.13 shall govern. The United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York Convention) shall govern the enforcement of the award, and the principles set forth in this Agreement shall be applied by the arbitrators for both evidence and substantive legal questions during the arbitration, including the rendering of the award. The arbitrators' award will be final and binding and may be entered in any court having jurisdiction thereof. Each Party will bear its own costs and attorneys' fees and shall share the fees and expenses of the arbitrators in the manner determined by the arbitrators. Any Party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration to prevent irreparable harm in the interim.

8.15 Dividends. The Parties agree that the Seller will be entitled to receive any dividends or distributions on the Odissea Shares that are paid by the Company, in the ordinary course of business, with respect to its net profits for the fiscal year 2015, and that the Seller will be entitled to receive its pro rata share of any such dividends or distributions on the Odissea Shares that are paid by the Company with respect to its net profits for the fiscal year 2016. Any such dividends and distributions will be paid to the Seller when they are paid by the Company to any of its other stockholders.

8.16 Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.


        [this space left blank intentionally - signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.


            The Purchaser:
            Empire Global Corp



            By: /s/ Michele Ciavarella
            ___________________________________________
            Name: Michele Ciavarella
            Title: Chairman and Chief Executive Officer


            The Seller:



            By: /s/ Gabriele Peroni
            ___________________________________________
            Name: Gabriele Peroni
            Shareholder of 50% of Odissea Betriebsinformatik Beratung Gmbh





            By: /s/ Luca Pasquini
            ___________________________________________
            Name: Luca Pasquini
            Shareholder of 50% of Odissea Betriebsinformatik Beratung Gmbh


            The Company:
            Odissea Betriebsinformatik Beratung Gmbh



By: /s/ Gabriele Peroni
            ___________________________________________
            Name: Gabriele Peroni
            Shareholder of 50% of Odissea Betriebsinformatik Beratung Gmbh
            Title: Director




            By: /s/ Luca Pasquini
            ___________________________________________
            Name: Luca Pasquini
            Shareholder of 50% of Odissea Betriebsinformatik Beratung Gmbh
            Title: Director

                 Signature Page to Share Exchange Agreement

                                Schedule 1

      List of Shareholders of Odissea Betriebsinformatik Beratung Gmbh

                  Company    Purchaser Shares           Position with
     Name        Ownership      Acquired*               the Purchaser

Gabriele Peroni     50%         2,250,100     Chief Business Operations Officer,
                                                            Director

 Luca Pasquini      50%         2,250,100          Chief Technology Officer,
                                                            Director




* Amount to be based on the (USD - Euro) currency exchange rate at the Closing time and date.

                                Schedule 2

Non-Arms Length Transactions


1.  Alessandro Pasquini:    Debt of EUR 51,000.00 (Fifty One Thousand Euro);

    a.  Details of transaction:
        i.      Purpose:            Partner buyout
        ii.     Start Date:         March 1, 2016
        iii.    End Date:           May 31, 2017
        iv.     Instalments due:    Nine monthly instalments of EUR 5,000 plus
                                    one monthly instalment of EUR 6,000

                                Schedule 3

Intellectual Property of Odissea Betriebsinformatik Beratung Gmbh


Bookmaker Software described as a Betting Operating Platform ("BOP").